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EXHIBIT 99.1

US DATAWORKS, INC. RESTATES FINANCIAL STATEMENTS FOR FISCAL YEARS 2001 AND 2002 AND FIRST THREE QUARTERS OF FISCAL YEAR 2003

RESTATEMENT INCREASES TOTAL ASSETS AND SHAREHOLDERS EQUITY VALUES BY OVER $14.9 MILLION AT DECEMBER 31, 2002.

HOUSTON, June 13, 2003 -- US Dataworks, Inc. (Amex: UDW) today filed restated audited financial statements for the fiscal years ended March 31, 2002 and March 31, 2001. The Company also filed restated unaudited quarterly financial statements for all quarterly periods beginning with the three-month period ending June 30, 2001 through the period ending December 31, 2002.

The financial statements were restated to reflect a change in the accounting method used to record the March 31, 2001 acquisition of US Dataworks, Inc., a Delaware corporation and former subsidiary of the Company ("UDW Delaware"). The Company previously recorded the acquisition of UDW Delaware in a manner similar to a pooling of interests. Management has reassessed the facts and circumstances of the transaction and has changed the method used to record the acquisition from a manner similar to a pooling of interests to the purchase accounting method, which is in conformity with generally accepted accounting principles. As stated in the Company's latest report filed with the Securities and Exchange Commission, as of December 31, 2002, the cumulative effect of the restatement has been an increase in shareholders equity of $14,902,579 from a deficit of $(4,462,923) as originally reported to an equity balance of $10,439,656. Revenues for the nine-month period ended December 31, 2002 were unaffected by the restatement. However, the restatement caused the net loss for the nine-month period ended December 31, 2002 to increase $177,450 as a result of noncash amortization expenses resulting from using the purchase accounting method to record the UDW Delaware acquisition.

For additional information regarding the restatement, please see the Company's Forms 10-KSB/A and Forms 10-QSB/A for fiscal years 2001 and 2002 and Forms 10-QSB/A for the three quarters of fiscal years 2002 and 2003.

ABOUT US DATAWORKS, Inc. (www.usdataworks.com)

US Dataworks is a developer of electronic check processing software, serving several of the top banking institutions, credit card issuers, and United States government. The software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions. Core products include MICRworks, MICRworks-Lite, Returnworks, Remitworks, and Remitworks-Daemon.

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FOR MORE INFORMATION:
Contact: Charles E. Ramey
US Dataworks, Inc.
(713) 934-3855
cramey@usdataworks.com

INVESTOR RELATIONS:
Geoff Eiten
National Financial Network
(781) 444-6100 or (800) 640-2656, x 613
geiten@nfnonline.com
www.nfnonline.com/udw